EXHIBIT 99.1

FOR IMMEDIATE RELEASE

	Park Bancorp, Inc	October 28, 2004
Contact:	David A. Remijas
President/CEO
(630) 969-8900

Park Bancorp, Inc. Announces

Third Quarter 2004 Earnings

Quarterly Dividend Declared

Chicago, IL - Park Bancorp, Inc., (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the third quarter ended September 30, 2004. Net income for the three months ended September 30, 2004 was $642,000, or $.60 basic earnings per share, as compared to $692,000, or $.64 basic earnings per share, for the same period in 2003.

Park Bancorp, Inc. also announced that the Board of Directors has declared a cash dividend of $.18 per share of common stock for the quarter ended September 30, 2004. The dividend will be payable on November 26, 2004 to shareholders of record on November 12, 2004. This is the twenty-fourth consecutive quarterly dividend paid to shareholders.

Net interest income before provision for loan losses increased to $2.1 million for the three months ended September 30, 2004, from $2.0 million for the corresponding three months in 2003. For the three months ended September 30, 2004, and the corresponding period in 2003, total interest income remained at $3.4 million. Total interest expense decreased to $1.3 million for the three months ended September 30, 2004, from $1.5 million for the three months ended September 30, 2003, due to a decrease in the cost of funds.

Non-interest income decreased to $360,000 for the quarter ended September 30, 2004, from $374,000 for the quarter ended September 30, 2003.

Non-interest expense increased to $1.5 million for the quarter ended September 30, 2004 from $1.3 million for the corresponding three months in 2003. The change was due to higher compensation costs and occupancy and equipment costs due to the new facilities at the existing 55th Street location.

Total assets at September 30, 2004 were $270.2 million, compared to $270.8 million at June 30, 2004.

The loan portfolio decreased to $167.4 million at September 30, 2004, from $167.8 million at June 30, 2004. Non-performing assets at September 30, 2004 increased to $1.2 million, or .45% of assets, from $1.0 million, or .37% of assets, at June 30, 2004.

Deposit accounts decreased to $167.0 million at September 30, 2004, from $170.2 million at June 30, 2004. The reduction was primarily in certificates of deposit.

Borrowings increased to $68.3 million at September 30, 2004 from $67.2 million at June 30, 2004. The increase was primarily in Federal Home Loan Bank advances.

Stockholders' equity at September 30, 2004 was $30.6 million, which is equivalent to 11.32% of total assets. Book value at September 30, 2004 was $28.55 per share. The increase in stockholders' equity from June 30, 2004 was attributable to the net income for the Company and an unrealized gain on securities available-for-sale offset by dividends paid.

Park Federal Savings Bank was founded in 1921 and operates three offices in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

PARK BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

Dollars in thousands (except for book value and earnings per share)

Selected Financial Data:	September 30, 2004	June 30, 2004	December 31, 2003
Total assets	$270,174	$270,785	$266,063
Loans receivable, net	167,391	167,792	158,957
Interest bearing deposits	14,471	10,344	8,513
Securities	70,931	76,647	82,167
Deposits	167,003	170,158	170,462
Borrowings	68,266	67,187	62,079
Total stockholders' equity	30,588	29,873	29,540
Book value per share[1]	$28.55	$27.95	$27.64

Non-accrual loans	$1,146	$935	$545
Real estate owned	82	80	76
Non-performing assets	$1,228	$1,015	$621
Non-performing assets to total assets	.45%	.37%	.23%
Allowance for loan loss	$577	$597	$578
Allowance for loan loss to gross loans receivable	.34%	.35%	.36%

1Book value per share represents stockholders' equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
Selected Operating Data:	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
Interest income	$3,436	$3,433	$10,260	$10,156
Interest expense	1335	1459	3,880	4,677
Net interest income before provision for loan losses	2,101	1,974	6,380	5,479
Provision for loan losses	0	0	0	0
Net interest income after provision for loan losses	2,101	1,974	6,380	5,479
Non-interest income	360	374	880	836
Non-interest expense	1,520	1,307	4,458	3,956
Income before income taxes	941	1,041	2,802	2,359
Income tax expense	299	349	932	783
Net income	$642	$692	$1,870	$1,576

Selected Performance Ratios:
Return on average assets	0.95%	1.04%	0.92%	0.80%
Return on average equity	8.50%	9.36%	8.30%	7.10%
Average equity to average assets	11.11%	11.15%	11.12%	11.27%
Equity to total assets at end of period	11.32%	11.17%	11.32%	11.17%
Average interest rate spread	3.16%	2.92%	3.21%	2.71%
Net interest margin	3.31%	3.13%	3.36%	2.93%
Average interest-earning assets to
average interest-bearing liabilities	107.15%	109.15%	107.43%	109.04%
Non-interest expense to average assets	2.24%	1.97%	2.20%	2.01%
Efficiency ratio	61.76%	55.66%	61.40%	62.64%